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                    October 2, 2023

       Dana Green
       Chief Executive Officer
       GlobalTech Corporation
       3550 Barron Way, Suite 13a
       Reno, Nevada 89511

                                                        Re: GlobalTech
Corporation
                                                            Amendment No. 3 to
Registration Statement on Form 10-12G
                                                            Filed January 11,
2023
                                                            File No. 000-56482

       Dear Dana Green:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Sean Neahusan